Exhibit 99.1

For Immediate Release

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces

$42 Million Private Offering and $5 Million Rights Offering

YOUNGSTOWN, Ohio (January 15, 2013) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, announced today that it intends to raise approximately $47.0 million in capital through a private offering and a rights offering. The Company has entered into Stock Purchase Agreements to issue approximately $39.9 million in securities through a private offering to accredited investors, and also has entered into Subscription Agreements to issue approximately $2.1 million in common shares to the Company’s directors, officers, consultants and affiliates. Promptly following the closing of the private offering, the Company will commence a rights offering of approximately $5.0 million to existing shareholders at the same common share purchase price of $2.75 as paid by the investors in the private offerings. The shares that the non-affiliated investors as a group are purchasing in the private offering will represent approximately 29.0% of the Company’s outstanding shares following the offerings (assuming the rights offering is fully subscribed); however, none of these new investors will own more than 4.9% of the Company as a result of the private offering.

Patrick W. Bevack, President and CEO of United Community and Home Savings, commented, “This capital raise is the final step in the execution of our current Capital Plan, and it provides UCFC and Home Savings with the capital we need to grow our company and its businesses.”

UCFC intends to contribute the majority of the proceeds to Home Savings as a contribution of capital, and to use the remaining proceeds for general corporate purposes. Bevack noted, “Execution of this capital raise is the culmination of more than two years of hard work by the Board and our management team, achieved with the help of our advisors and the cooperation of our regulators.”

Under the terms of the Stock Purchase Agreements entered into with private investors on January 11, 2013, each non-affiliated investor will receive a combination of common shares and perpetual mandatorily convertible preferred shares totaling approximately $39.9 million, comprised of approximately $18.1 million of common shares and approximately $21.8 million of preferred shares. The preferred shares will not initially pay any dividends. However, if they are not converted into common shares prior to June 30, 2013, semi-annual non-cumulative cash dividends will take effect at an annual rate of 12.00%.

It is important to note that UCFC does not currently pay, and must obtain regulatory approval prior to the declaration and payment of, any cash dividends on its common shares, and this will be true of the preferred shares as well. This transaction is subject to regulatory approval and other standard closing conditions, and will close and fund after such approval is received.

The Company will seek shareholder approval of both the conversion of the convertible preferred shares into common shares and the purchase of common shares by the directors, officers, consultants and their affiliates. The Stock Purchase Agreements also require that the Company conduct a rights offering of approximately $5.0 million to existing shareholders at the same common share purchase price of $2.75 as paid by the investors in the private offerings.

UCFC engaged Vorys, Sater, Seymour and Pease, LLP as its legal counsel and Marty Adams Consulting, LLC as a special advisor to the Board and management.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended (the “Act”). The securities offered in the private offerings have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 33 full-service banking offices and eight loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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